Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Brookfield Business Partners L.P. of our report dated 27 September 2021 relating to the financial statements of Modulaire Investments 2 S.à r.l. as at 31 December 2020 prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and subject to an audit under AICPA standards, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We draw attention, that further to the acquisition by Brookfield Business Partners L.P. on December 15, 2021, Modulaire Investments 2 S.à r.l. has not prepared consolidated financial statements for the year ended as at December 31, 2021; as such no further consolidated financial statements after 31 December 2020 have been audited and no further consolidated financial statements after 30 September 2021 have been approved by the Board of Managers which may have identified adjustments on those consolidated financial statements.

Yours truly,

/s/ PricewaterhouseCoopers, Société coopérative

PricewaterhouseCoopers, Société coopérative

Represented by Véronique Lefebvre

Luxembourg, Luxembourg

May 3rd, 2022

PricewaterhouseCoopers, Société coopérative, 2 rue Gerhard Mercator, B.P. 1443, L-1014 Luxembourg

T : +352 494848 1, F : +352 494848 2900, www.pwc.lu

Cabinet de révision agréé. Expert-comptable (autorisation gouvernementale n°10028256)

R.C.S. Luxembourg B 65 477 - TVA LU25482518